EXHIBIT I
STOCK PURCHASE AGREEMENT
dated as of
June 11, 2010
between
BANCO INBURSA, S.A., DIVISION FIDUCIARIA, ACTING AS
TRUSTEE ON BEHALF OF, AND FOR THE BENEFIT OF THE TRUST F/0008
and
BANCO INBURSA, S.A., DIVISION FIDUCIARIA, ACTING AS
TRUSTEE ON BEHALF OF, AND FOR THE BENEFIT OF THE TRUST F/1652

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		Page

Section 7.02	Amendments and Waivers	8
Section 7.03	Expenses	8
Section 7.04	Successors and Assigns	8
Section 7.05	Governing Law and Jurisdiction	8
Section 7.06	Counterparts; Effectiveness; Third Party Beneficiaries	8
Section 7.07	Entire Agreement	9
Section 7.08	Captions and Interpretations	9
Section 7.09	Severability	9

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STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of June 11, 2010 between Banco Inbursa, S.A., Division Fiduciaria acting as Trustee on behalf of, and for the benefit of the Trust F/1652 (“Buyer”) and Banco Inbursa, S.A., Division Fiduciaria acting as Trustee on behalf of, and for the benefit of the Trust F/0008 (“Seller”).
WITNESSETH:
     WHEREAS, Seller is the record and beneficial owner of 80,665,160 shares of Series L of the issued and outstanding capital stock of the Company (the “Shares”); and
     WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller on the date hereof, upon the terms hereinafter set forth.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01 Definitions. As used herein, the following terms have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, the terms “control”, “controlling”, “controlled by” and “under common control with”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Buyer” means Banco Inbursa, S.A., Division Fiduciaria acting as Trustee on behalf of, and for the benefit of the Trust F/1652.
     “Buyer Indemnitees” shall have the meaning set forth in Section 6.02.
     “Claim” shall have the meaning set forth in Section 6.04.
     “Closing” shall have the meaning set forth in Section 2.02.
     “Closing Date” shall be the date of execution of this Agreement.
     “Company” means America Movil, S.A.B. de C.V.

     “Damages” shall have the meaning set forth in Section 6.02.
     “Governmental Authority” means any (i) branch of power, whether judicial, legislative or administrative, of any state, and any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof, whether in the United Mexican States, the United States of America, surpranational or other and including the Comisión Federal de Competencia and the Comisión Nacional Bancaria y de Valores and (ii) any quasi-governmental or private body exercising regulatory or taxing authority under or for the account of any of the foregoing, including the Bolsa Mexicana de Valores, S.A.B. de C.V. and any other stock exchange.
     “Indemnified Party” shall have the meaning set forth in Section 6.04 (a).
     “Indemnifying Party” shall have the meaning set forth in Section 6.04.
     “Indeval” means S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.
     “Lien” means, with respect to the Shares, any lien, pledge, charge, security interest, security trust, encumbrance, attachment or other adverse claim of any kind in respect of the Shares.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “Purchase Price” has the meaning set forth in Section 2.01 of this Agreement.
     “Seller” means Banco Inbursa, S.A., Division Fiduciaria acting as Trustee on behalf of, and for the benefit of the Trust F/0008.
     “Seller Indemnitees” shall have the meaning set forth in Section 6.03.
     “Shares” means 80,665,160 shares of Series L of the Company.
     Section 1.02 Other Definitional And Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law include any amendment, modification, supplement or replacement of such law or statue and any rules or regulations issued thereunder and shall be deemed also to include any and all Applicable Law.
ARTICLE II.
PURCHASE AND SALE; CLOSING
     Section 2.01 Purchase and Sale of the Shares. Upon the terms set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares on the date of execution of this Agreement (the “Closing Date”). The purchase price for the Shares is USD$201,662,900 (the “Purchase Price”), payable in cash as provided in Section 2.02.
     Section 2.02 The Closing. Pursuant to terms of this Agreement, Buyer shall (i) pay the Purchase Price to Seller, and (ii) take legal title of the Shares contemplated by this Agreement (the “Closing”) on the Closing Date. At the Closing Date, (a) Buyer shall deliver or shall cause to be delivered to Seller the Purchase Price in immediately available funds, by wire transfer to the account number 61661700177 at BNP Paribas, NA, ABA 026007689, A/C name: BNP Paribas Prime Brokerage, Inc., FFC: Banco Inbursa c/o Teléfonos de México, S.A., FFC / account number 313-01778, and (b) Seller shall transfer ownership of the Shares’ certificates in favor of Buyer, and shall deliver to Buyer all documentation necessary to evidence transfer of ownership of the Shares under Mexican law by transfer on the books of the Company.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows, as of the date hereof that:
     Section 3.01 Existence and Power. Seller is a financial institution duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
     Section 3.02 Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller, and have been duly authorized by the technical committee of the trust. This Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.
     Section 3.03 Ownership of Shares. Seller is the record owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction to sell or otherwise dispose of the Shares), and is transferring and delivering to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.
     Section 3.04 Litigation. There is, as of the date of this Agreement, no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against, Seller or any of its Affiliates before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     Section 3.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows as of the date hereof that:
     Section 4.01 Existence and Power. Buyer is Mexican financial institution duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
     Section 4.02 Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer, and have been duly authorized by the settlor of the trust. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
     Section 4.03 Litigation. There is, as of the date of this Agreement, no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against, Buyer or any of its Affiliates before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     Section 4.04 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE V.
COVENANTS
     Section 5.01 Reasonable Best Efforts; Further Assurances.
          (a) Subject to the terms of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement.
          (b) Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     Section 5.02 Notice of Certain Events. Each of Buyer and Seller shall promptly notify the other party of:
          (a) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party or the Company that relate to the consummation of the transactions contemplated by this Agreement;
          (b) any failure of such party to comply with any covenant or agreement to be complied with by it hereunder;
provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
     Section 5.03 Tax Matters. Each party shall be responsible to pay its corresponding taxes pursuant to the Applicable Law in connection with this Agreement.
ARTICLE VI.
SURVIVAL; INDEMNIFICATION
     Section 6.01 Survival. The representations, warranties and covenants of the parties hereto contained in this Agreement, or in any other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date indefinitely or until the latest date permitted by the Applicable Law.
     Section 6.02 Indemnification by Seller. Subject to the terms and conditions set forth herein, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its trust beneficiaries, directors, officers, employees, Affiliates, controlling persons, agents, and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of:
     (a) a breach of any representation or warranty of Seller contained in this Agreement as of the Closing Date; or
     (b) a breach of any covenant or agreement on the part of Seller under this Agreement.
     Section 6.03 Indemnification by Buyer. Subject to the terms and conditions set forth herein, from and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Damages asserted against or incurred by any Seller Indemnitee as a result of or arising out of:

     (a) a breach of any representation or warranty of Buyer contained in this Agreement as of the Closing Date; or
     (b) a breach of any covenant or agreement on the part of Buyer under this Agreement.
     Section 6.04 Third Party Claim Indemnification. The obligations of Seller to indemnify the Buyer Indemnitees under Section 6.02, and the obligations of Buyer to indemnify the Seller Indemnitees under Section 6.03 (the indemnifying Seller or the indemnifying Buyer, as the case may be, an “Indemnifying Party”) resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following terms and conditions:
     (a) Any party against whom any Claim is asserted (an “Indemnified Party”) will give the Indemnifying Party written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnified Party reasonably determines in its own judgment that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a material conflict of interest, or if the Indemnifying Party, within 15 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, then such Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article 6, except to the extent the Indemnifying Party is materially prejudiced by such failure to give prompt notice.
     (b) The Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne solely by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party will have no liability to any third party with respect to any settlement or compromise of Claims effected without its consent, which shall not be unreasonably withheld.
     (c) Each party shall cooperate, and cause its respective Affiliates to cooperate, fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 6, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

     Section 6.05 Settling Third Party Claims. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that defense of a Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or if the Indemnifying Party, within 15 days after notice of any Claim to which the Indemnified Party is entitled to indemnification hereunder, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Indemnified Party may, by notice to the Indemnifying Party, assume the control of the right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). In such event, if an offer of settlement or compromise on terms satisfying Section 6.04(b) hereof is received by the Indemnifying Party with respect to a Claim and the Indemnifying Party notifies the related Indemnified Party in writing of the Indemnifying Party’s willingness to settle or compromise such Claim on the basis set forth in such notice and such Indemnified Party declines to accept such settlement or compromise, such Indemnified Party may continue to contest such Claim, free of any participation by the Indemnifying Party, at such Indemnified Party’s sole expense. In such event, the obligations of the Indemnifying Party to such Indemnified Party with respect to such claim shall be equal to the lesser of (a) the amount of the offer of settlement or compromise which such Indemnified Party declined to accept plus the costs and expenses of such Indemnified Party incurred prior to the date the Indemnifying Party notifies such Indemnified Party of the offer to settle or compromise and (b) the actual out-of-pocket amount such Indemnified Party is obligated to pay as a result of such Indemnified Party’s continuing to contest such Claim.
     Section 6.06 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
     Section 6.07 Exclusive Remedy; Limitation. After the Closing Date, this Article VI will provide the sole and exclusive remedy for any inaccuracy of any representation or warranty or any breach of any covenant or agreement set forth in this Agreement or otherwise arising out of or relating to this Agreement or the transactions contemplated hereby; provided that no party waives any claims of common law fraud in respect of the transactions contemplated hereby or any remedy of specific performance, injunctive relief or other non-monetary equitable remedies. In no event shall any Indemnifying Party be liable for punitive Damages or consequential Damages, including for lost profits, in each case except to the extent included in any claim against an Indemnified Party by an unaffiliated third party for which indemnification is available hereunder.
ARTICLE VII.
MISCELLANEOUS
     Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given to the address of the Seller and the Purchaser or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
     Section 7.02 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 7.03 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 7.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates, but no such transfer or assignment shall relieve Buyer of its obligations hereunder.
     Section 7.05 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the Federal District, Mexico, without regard to the conflicts of law rules of such state. Each party hereto hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the Federal District, Mexico, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and waives any other jurisdiction to which it may otherwise be entitled for any reason; and, (b) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     Section 7.06 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as expressly provided in Article VI, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective trust beneficiaries, successors and assigns.
     Section 7.07 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
     Section 7.08 Captions and Interpretations. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The parties hereto acknowledge that this Agreement, has been drafted jointly by the parties hereto and agree that this Agreement will not be construed against any party as a result of any role such party may have had in the drafting process.
     Section 7.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a an arbitration panel, court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER BANCO INBURSA, S.A., DIVISION FIDUCIARIA, ACTING AS TRUSTEE ON BEHALF OF, AND FOR THE BENEFIT OF THE TRUST F/0008
By:	/s/ Guillermo Caballero Padilla
	Name:	Guillermo Caballero Padilla
	Title:	Trust Delegate

BUYER BANCO INBURSA, S.A., DIVISION FIDUCIARIA, ACTING AS TRUSTEE ON BEHALF OF, AND FOR THE BENEFIT OF THE TRUST F/1652
By:	/s/ Jose Alejandro Morales Sotarriba
	Name:	Jose Alejandro Morales Sotarriba
	Title:	Trust Delegate